Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com

Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR CLOSING FILMS PLANT IN LAGRANGE, GEORGIA

RICHMOND, Va., February 2, 2006 -- Tredegar Corporation (NYSE:TG) announced that its Tredegar Film Products Corporation subsidiary will close its plant in LaGrange, Ga. The plant, which employs 76 people, is scheduled to close by May 1, 2006. The facility has been for sale since early 2005. Efforts to find a suitable buyer have been unsuccessful.

Tredegar expects to recognize charges related to the shutdown of $3.8 million ($2.3 million after taxes or 6 cents per share), including fixed asset impairment charges of $1.6 million and other shutdown-related costs of $2.2 million. The company anticipates recognizing charges of $2.1 million ($1.3 million after taxes or 3 cents per share) in the fourth quarter of 2005. Most of the remaining charges are expected to be recognized in the first half of 2006.

The LaGrange facility had sales of commodity blown films of approximately $20 million in 2005 and was operating at about the break-even level.

Nancy M. Taylor, president of Tredegar Film Products, said: “This was a difficult decision to make and we regret the impact this decision will have on our employees in LaGrange. Eligible employees will be offered severance and outplacement services.”

Tredegar Film Products is a major supplier of apertured and elastic materials for use in personal care markets. Primary applications include diapers and feminine hygiene products. It also produces films for a variety of packaging and specialty markets. The subsidiary had sales of $456 million for the last twelve months ended September 30, 2005 and employs approximately 1,200 people at its production facilities in North America, South America, Europe and Asia.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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PLANT CLOSING, page 2

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release may contain “forward-looking statements” regarding Tredegar Corporation’s business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those included in these forward-looking statements. For a discussion of such risks and uncertainties, see “Forward-looking and Cautionary Statements” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year.

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